UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_________________
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT NO. 333-211241
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT NO. 333-212623
_________________________________
Fenix Parts, Inc.
(Exact name of registrant as specified in its charter)
_________________

Delaware (State or other jurisdiction of incorporation or organization)	46-4421625 (I.R.S. Employer Identification No.)

One Westbrook Corporate Center, Suite 920 Westchester, Illinois (Address of Principal Executive Offices)	60154 (Zip Code)

Fenix Parts, Inc. Amended and Restated 2014 Incentive Stock Plan
Fenix Parts, Inc. Employee Stock Purchase Plan
(Full title of the plan)

Kent Robertson
Chief Executive Officer
One Westbrook Corporate Center, Suite 920
Westchester, Illinois 60154
708-407-7200
(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:
Craig P. Colmar
Robin C. Friedman
Johnson and Colmar
2201 Waukegan Road, Suite 260
Bannockburn, Illinois 60015
(312) 922-1980

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed to deregister unsold securities of Fenix Parts, Inc. (the “Company”) that were registered on the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed with the U.S. Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form S-8 (No. 333-211241), filed with the SEC on May 9. 2016, registering the issuance of 2,699,634 shares of common stock, par value $0.001 per share, of the Company under the Fenix Parts, Inc. Amended and Restated 2014 Incentive Stock Plan (the “Stock Plan”)

•
Registration Statement on Form S-8 (No. 333-212623), filed with the SEC on July 22, 2016, registering the issuance of 750,000 shares of common stock, par value $0.001 per share, of the Company under the Fenix Parts, Inc. Employee Stock Purchase Plan (the “ESPP”)

The Company is no longer granting awards under the Stock Plan or the ESPP (collectively, the “Plans”). These Post-Effective Amendments are being filed in order to deregister all shares that were registered on the Registration Statements and remain unawarded under the Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westchester, State of Illinois, on December 20, 2017. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.

FENIX PARTS, INC.

By:	/s/ Kent Robertson
Name:	Kent Robertson
Title:	President and Chief Executive Officer